Exhibit 4.3

TRISTATE CAPITAL HOLDINGS, INC.

Issuer

And

U.S. BANK NATIONAL ASSOCIATION

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 3, 2020

to

the Subordinated Indenture

Dated as of May 11, 2020

5.75% Fixed-to-Floating Rate

Subordinated Notes due 2030

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SECOND supplemental indenture

This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 3, 2020, is made and entered into by and between TRISTATE CAPITAL HOLDINGS, INC., a Pennsylvania corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (“Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered a Subordinated Debt Securities Indenture, dated as of May 11, 2020 (the “Base Indenture”), and a First Supplemental Indenture, dated May 11, 2020 (the “First Supplemental Indenture”), pursuant to which the Company issued Sixty Million Dollars ($60,000,000) in 5.75% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Original Notes”);

WHEREAS, the Company desires to issue and sell on the date hereof Thirty-Seven Million and Five Hundred Thousand Dollars ($37,500,000) aggregate principal amount of its 5.75% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Additional Notes” and, with the Original Notes, the “Notes”), which shall constitute Additional Notes as defined in the First Supplemental Indenture, and such issuance and sale have been authorized by resolutions duly adopted by the Board of Directors of the Company and by the Subordinated Debt Offering Committee of the Board of Directors of the Company;

WHEREAS, the Company desires for the terms of the Additional Notes issued under this Supplemental Indenture (together with the Base Indenture and the First Supplemental Indenture, as the same may from time to time be amended, supplemented or otherwise modified in accordance therewith, the “Indenture”) to be the same as the terms of the Original Notes;

WHEREAS, the Company desires to amend the First Supplemental Indenture and the Original Notes pursuant to Section 10.01(f) of the Base Indenture to match the Optional Redemption Date set forth herein for the Additional Notes and to correct certain ambiguities contained in the First Supplemental Indenture;

WHEREAS, the Company acknowledges that all things necessary to make this Supplemental Indenture a legal, binding and enforceable instrument, and to make the Additional Notes, when executed by the Company and authenticated and delivered by the Trustee, the legal, binding and enforceable obligations of the Company in accordance with their terms and the terms of the Base Indenture, have been done;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Additional Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Additional Notes, as follows:

Article I
SCOPE OF SUPPLEMENTAL INDENTURE

Section 1.01     Scope. This Supplemental Indenture constitutes an indenture supplemental to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions hereof and thereof are contained in one instrument. All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Base Indenture and the provisions included in Article III of this Supplemental Indenture supersede any conflicting provisions included in the First Supplemental Indenture unless not permitted by law. Except as expressly amended by the Supplemental Indenture, the terms and provisions of the Base Indenture and the First Supplemental Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Supplemental Indenture shall only apply to the Additional Notes and, with respect to Article III of this Supplemental Indenture, the Original Notes issued under the First Supplemental Indenture.

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Article II
THE ADDITIONAL NOTES

Section 2.01    Additional Notes. Additional Notes of the Company’s 5.75% Fixed-to-Floating Rate Subordinated Notes due 2030, bearing CUSIP number 89678F AA8 in the aggregate principal amount of THIRTY-SEVEN MILLION AND FIVE HUNDRED THOUSAND DOLLARS ($37,500,000) shall forthwith be executed by the Company and delivered to the Trustee and shall be authenticated by the Trustee and delivered, after the recording hereof, in accordance with the instructions of the Company.

Section 2.02     Form and Dating. The Additional Notes shall contain the same terms as the Original Notes as set forth in the First Supplemental Indenture, as amended pursuant to Article III hereof, and shall be substantially in the form of Exhibit A attached hereto. The Additional Notes shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President, its Chief Financial Officer or its General Counsel. The terms contained in the Additional Notes shall constitute, and are hereby expressly made, a part of the Indenture.

Article III
AMENDMENT OF THE FIRST SUPPLEMENTAL INDENTURE AND ORIGINAL NOTES

Section 3.01     Amendment of the First Supplemental Indenture and Original Notes. The first paragraph on page 1 of the First Supplemental Indenture is hereby amended and replaced with the following language pursuant to Section 10.01(f) of the Base Indenture:

“FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 11, 2020, between TRISTATE CAPITAL HOLDINGS, INC., a Pennsylvania corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).”

The second paragraph of Article III, Section 3.02(g) of the First Supplemental Indenture, and thereby the terms of the Original Notes, is hereby amended and replaced with the following language pursuant to Section 10.01(f) of the Base Indenture:

“The Notes shall be redeemable at the option of the Company, in whole or in part from time to time, beginning with the Interest Payment Date on August 15, 2025 (the “Optional Redemption Date”), and on any Interest Payment Date thereafter, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve.”

Other than with respect to the modification described in this Section 3.01, the First Supplemental Indenture remains unmodified and in full force and effect.

Article IV
MISCELLANEOUS

Section 4.01     Trust Indenture Act. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Supplemental Indenture, the latter provision shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or excluded, as the case may be. Whenever this Supplemental Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

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Section 4.02     Governing Law. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the state of New York without reference to its principles of conflict of laws (other than Section 5-1401 of the General Obligations Law).

Section 4.03     Ratification. The Base Indenture and the First Supplemental Indenture, as supplemented and amended by this Supplemental Indenture, are in all respects ratified and confirmed. The Trustee accepts the trusts created by the Base Indenture and the First Supplemental Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture and the First Supplemental Indenture, as supplemented by this Supplemental Indenture. The rights, protections and indemnities afforded the Trustee under the Base Indenture shall apply to the execution hereof and the transactions and amendments contemplated hereunder.

Section 4.04     Opinion of Counsel and Officer’s Certificate. In connection with the execution of this Supplemental Indenture, the Trustee shall receive, and shall conclusively rely on in executing this Supplemental Indenture, an Officer’s Certificate and Opinion of Counsel stating whether, in the opinion of such individual, all conditions precedent are satisfied with respect to this Supplemental Indenture. The Trustee shall also receive, and be entitled to rely upon, an Opinion of Counsel that this Supplemental Indenture is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, subject to any conditions specified in such Opinion of Counsel.

Section 4.05     Effectiveness. The provisions of this Supplemental Indenture shall become effective as of the date hereof.

Section 4.06     USA PATRIOT Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

[Signature page follows]

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[Signature Page to Second Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TRISTATE CAPITAL HOLDINGS, INC.

By:	/s/ James F. Getz
Name:	James F. Getz
Title:	Chairman, President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ George J. Rayzis
Name:	George J. Rayzis
Title:	Vice President

EXHIBIT A

FORM OF NOTE

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, (II) BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR (III) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRISTATE CAPITAL HOLDINGS, INC.

5.75% Fixed-to-Floating Rate Subordinated Notes due 2030

No. 2	CUSIP: 89678F AA8
$37,500,000	ISIN: US89678FAA84

TRISTATE CAPITAL HOLDINGS, INC., a Pennsylvania corporation (together with any successor corporation under the Indenture hereinafter referred to, the “Company”), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of THIRTY-SEVEN MILLION AND FIVE HUNDRED THOUSAND DOLLARS ($37,500,000) on May 15, 2030 (the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from and including May 11, 2020, to but excluding May 15, 2025, unless redeemed prior to such date (such period, the “Fixed Rate Period”), at a rate of 5.75% per annum, semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2020 (each such date, a “Fixed Rate Interest Payment Date”) and (ii) from and including May 15, 2025, to but excluding the Stated Maturity Date, unless redeemed on or subsequent to May 15, 2025, but prior to the Stated Maturity Date (such period, the “Floating Rate Period”), at a rate equal to Three-Month LIBOR, reset quarterly, plus 536 basis points, or such other rate as may be determined pursuant to the Supplemental Indenture hereinafter referred to, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2025, and ending on the Stated Maturity Date or earlier Redemption Date (each such date, a “Floating Rate Interest Payment Date” and, together with each Fixed Rate Interest Payment Date, each an “Interest Payment Date”). The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed. If any Interest Payment Date or the Stated Maturity Date falls on a day that is not a Business Day, payment may be made on the next succeeding Business Day and no interest on such payment will accrue for the period of such delay. All percentages used in or resulting from any calculation of Three-Month LIBOR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

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Payment of the principal of and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature page follows.]

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[Signature Page to Trustee’s Certificate of Authentication]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

TRISTATE CAPITAL HOLDINGS, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated and referred to in the within-mentioned Indenture.

Date of authentication:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:
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REVERSE OF NOTE

TRISTATE CAPITAL HOLDINGS, INC.

5.75% Fixed-to-Floating Rate Subordinated Notes due 2030

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “5.75% Fixed-to-Floating Rate Subordinated Notes due 2030” (the “Notes”) initially issued in an aggregate principal amount of $60,000,000 on May 11, 2020 under the Base Indenture (defined below), as supplemented and amended by the First Supplemental Indenture, dated as of May 11, 2020 and issued in an additional amount under this Note of $37,500,000 on June 3, 2020 under the Base Indenture, as supplemented and amended by the Supplemental Indenture (defined below).  Such series of Securities has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Subordinated Debt Securities Indenture dated as of May 11, 2020 (the “Base Indenture” and, as the same may from time to time be amended, supplemented or otherwise modified in accordance therewith, including by the Supplemental Indenture referred to below, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (together with any successor trustee, the “Trustee”), as supplemented and amended by the Second Supplemental Indenture dated as of June 3, 2020, between the Company and the Trustee (the “Supplemental Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the provisions of this Note shall govern to the extent that such provisions of this Note are not inconsistent with (i) the provisions of the Supplemental Indenture or (ii) the provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The indebtedness of the Company evidenced by the Notes, including the principal thereof and interest thereon, (i) to the extent and in the manner set forth in the Indenture, is subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date hereof or hereafter incurred, on the terms and subject to the terms and conditions set forth in the Indenture, and (ii) shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company that is not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the Notes. Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on such Holder’s behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

The Notes are intended to be treated as Tier 2 Capital (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve”) as applicable to the Company and as the same may be amended or supplemented from time to time. If an Event of Default with respect to the Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article 6 of the Base Indenture and Section 3.02(m) and (n) of the Supplemental Indenture. Accordingly, the Holder has no right to accelerate the maturity of this Note in the event that the Company fails to pay interest on any of the Notes, or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

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The Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (the “Redemption Price”) to, but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after August 15, 2025. The Company may also, at its option, redeem the Notes before the Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Redemption Event. Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article 3 of the Base Indenture and Section 3.02(g) of the Supplemental Indenture shall apply to the redemption of any Notes by the Company.

The Notes are not entitled to the benefit of any sinking fund. The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and to waive certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register described in Section 2.07 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed, by the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for individual certificates, this Note may not be transferred except as a whole (i) by The Depository Trust Company (the “Depositary”) to a nominee of the Depositary, (ii) by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or (iii) by the Depositary or a nominee of the Depositary to a successor depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of persons that have accounts with the Depositary (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

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Except in the limited circumstances set forth in the Base Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in the form of individual certificates and will not be considered Holders. None of the Company, the Trustee, the Security Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depositary, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related Notes. The Company, the Trustee, the Security Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Section 2 of the Base Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in the form of individual certificates, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of an individual certificate in respect of such interest. None of the Company, the Trustee, the Paying Agent and the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

The Trustee will act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at 100 Wall Street, Suite 600, New York, New York 10005.  The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of individual certificates will be given to such Holders at their respective addresses in the Register, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures.

The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

This Note shall be governed by and construed in accordance with the law of the state of New York without reference to its principles of conflict of laws (other than Section 5-1401 of the General Obligations Law).

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ASSIGNMENT FORM

To assign the within Security, fill in the form below:

I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this Security on the books of TriState Capital Holdings, Inc. The agent may substitute another to act for it.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.